Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
PETER J. CONNER, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $36.5 Million, or $1.03 Per Diluted Share, for Third Quarter 2020
Declares Quarterly Cash Dividend of $0.41 Per Share
Commits $1.5 million to Support Minority-Owned Small Businesses

Walla Walla, WA - October 21, 2020 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank and Islanders Bank, today reported net income of $36.5 million, or $1.03 per diluted share, for the third quarter 2020, compared to $23.5 million, or $0.67 per diluted share, in the preceding quarter and $39.6 million, or $1.15 per diluted share, in the third quarter of 2019.  Banner’s third quarter and year-to-date earnings reflect the continuing impact of the global COVID-19 pandemic.  In the first nine months of 2020, net income was $77.0 million, or $2.17 per diluted share, compared to $112.6 million, or $3.23 per diluted share, in the first nine months a year ago.  The results for the first nine months of 2020 include $1.5 million of acquisition-related expenses, compared to $3.1 million of acquisition-related expenses in the first nine months of 2019.
Banner also announced that its Board of Directors declared a regular quarterly cash dividend of $0.41 per share.  The dividend will be payable November 12, 2020, to common shareholders of record on November 3, 2020.
“The continued successful execution of our super community bank strategy generated solid revenue growth compared to both the preceding quarter and the year ago quarter.  Mortgage banking revenues more than doubled compared to a year ago, reflecting strong refinance demand and higher margins due to decreasing market interest rates,” Mark Grescovich, President and CEO.  “Third quarter earnings were impacted by a number of items, including the allowance for credit losses based on the impact of the COVID-19 pandemic on the economy.  As an additional way to support the communities we serve, during this period of economic adversity, the company committed $1.5 million to selected Community Development Financial Institutions (CDFIs) in support of minority-owned small businesses as well as businesses located in economically disadvantaged rural and urban communities.  Further, as of September 30, 2020, Banner has provided SBA Paycheck Protection Program loans totaling nearly $1.15 billion to 9,103 businesses and provided deferred payments, or waived interest, on 3,370 loans totaling $1.09 billion.  We will continue to do the right thing for our clients, our communities, our colleagues, our company and our shareholders while providing a consistent and reliable source of commerce and capital through all economic cycles and changing events.”
“Due to the pandemic, and its subsequent impact on our communities, we have proactively downgraded certain modified loans and other loans we consider at risk,” Grescovich said.  “As a result, along with recent further deterioration in economic conditions, we increased the allowance for credit losses to $168.0 million with the addition of $13.6 million in credit loss provisions during the quarter ended September 30, 2020.  This provision compares to a $29.5 million provision for credit losses during the preceding quarter and a $2.0 million provision for loan losses in the third quarter a year ago.”  The allowance for credit losses - loans was 1.65% of total loans and 482% of non-performing loans at the end of the third quarter of 2020.

At September 30, 2020, Banner Corporation had $14.64 billion in assets, $10.00 billion in net loans and $12.22 billion in deposits.  Banner operates 170 branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.
COVID-19 Pandemic Update
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SBA Paycheck Protection Program.  The U.S. Small Business Administration (SBA) provides assistance to small businesses impacted by COVID-19 through the Paycheck Protection Program (PPP), which was designed to provide near-term relief to help small businesses sustain operations.  As of September 30, 2020, Banner had funded 9,103 applications totaling $1.15 billion of loans in its service area through the PPP program.  The deadline for PPP loan applications to the SBA was August 8, 2020.  Banner is no longer accepting new applications for PPP loans and is preparing to process applications for PPP loan forgiveness beginning in the fourth quarter of 2020.  Banner will continue to assist small businesses with other borrowing options as they become available.

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Loan Accommodations. Banner is continuing to offer payment and financial relief programs for borrowers impacted by COVID-19.  These programs include initial loan payment deferrals or interest-only payments for up to 90 days, waived late fees, and, on a more limited basis, waived interest and temporarily suspended foreclosure proceedings.  Deferred loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or may be eligible for an additional deferral period for up to 90 days.  In addition, Banner has entered into payment forbearance agreements with other customers for periods of up to six months.  Year to date, Banner has deferred payment or waived interest on 3,370 loans totaling $1.09 billion.  Through September 30, 2020 the deferral period had ended for approximately 78%, or $849.7 million of these loans, leaving $239.6 million still on deferral.  Of the loans still on deferral, 107 loans totaling $160.4 million have received a second deferral.  Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered to be troubled debt restructurings through September 30, 2020 pursuant to applicable accounting and regulatory guidance.

BANR - Third Quarter 2020 Results
October 21, 2020

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Allowance for Credit Losses - Loans.  Banner recorded a provision for credit losses of $13.6 million for the third quarter of 2020, compared to a $29.5 million provision in the preceding quarter and a $2.0 million provision for loan losses in the third quarter a year ago.  The provisions for the current and preceding quarters reflect expected lifetime credit losses based upon the conditions and economic outlook that existed as of September 30, 2020 and June 30, 2020, respectively.

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Branch Operations, IT Changes and One-Time Expenses. Banner has taken various steps to help protect customers and staff by limiting branch activities to appointment only and use of drive-up facilities, and by encouraging the use of digital and electronic banking channels. In select markets on a test basis, Banner has begun taking steps to resume more normal branch activities with specific guidelines in place to ensure the safety of its clients and personnel.  To further the well-being of staff and customers, Banner implemented measures to allow employees to work from home to the extent practicable. To facilitate this approach, Banner allocated additional computer equipment to staff and enhanced Banner’s network capabilities with several upgrades.  These expenses plus other expenses incurred in response to the COVID-19 pandemic resulted in $778,000 of related costs during the third quarter of 2020, compared to $2.2 million of related costs in the second quarter of 2020.

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Capital Management.  At September 30, 2020, the tangible common shareholders’ equity to tangible assets* ratio was 8.78% and Banner’s capital was well in excess of all regulatory requirements.  On June 30, 2020, Banner issued and sold in an underwritten offering $100.0 million aggregate principal amount of 5.000% Fixed-to-Floating Rate Subordinated Notes due 2030 (Notes) at a public offering price equal to 100% of the aggregate principal amount of the Notes, resulting in net proceeds, after underwriting discounts and estimated offering expenses, of approximately $98.1 million.  In response to the COVID-19 pandemic outbreak and to preserve capital, Banner has suspended repurchases of shares under its stock repurchase program until further notice and will closely monitor capital levels going forward.

Third Quarter 2020 Highlights
•	Revenues increased to $149.2 million, compared to $147.3 million in the preceding quarter, and increased 9% when compared to $137.5 million in the third quarter a year ago.
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Net interest income, before the provision for credit losses, increased to $121.0 million in the third quarter of 2020, compared to $119.6 million in the preceding quarter and $116.6 million in the third quarter a year ago.

•	Net interest margin was 3.65%, compared to 3.81% in the preceding quarter and 4.25% in the third quarter a year ago.
•	Net interest margin on a tax equivalent basis was 3.72%, compared to 3.87% in the preceding quarter and 4.29% in the third quarter a year ago.
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Mortgage banking revenues increased 17% to $16.6 million, compared to $14.1 million in the preceding quarter, and increased 150% compared to $6.6 million in the third quarter a year ago, reflecting strong refinance and purchase demand coupled with higher margins due to decreasing market interest rates.

•	Return on average assets was 1.01%, compared to 0.68% in the preceding quarter and 1.31% in the third quarter a year ago.
•	Net loans receivable decreased to $10.00 billion at September 30, 2020, compared to $10.13 billion at June 30, 2020, and increased 14% when compared to $8.74 billion at September 30, 2019.
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Non-performing assets decreased to $36.7 million, or 0.25% of total assets, at September 30, 2020, compared to $39.9 million, or 0.28% of total assets in the preceding quarter, and increased from $18.6 million, or 0.15% of total assets, at September 30, 2019.

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Provision for credit losses - loans was $13.6 million, and the allowance for credit losses - loans was $168.0 million, or 1.65% of total loans receivable, as of September 30, 2020, compared to $156.4 million, or 1.52% of total loans receivable as of June 30, 2020 and $97.8 million or 1.11% of total loans receivable as of September 30, 2019.

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A $1.5 million provision for credit losses - unfunded loan commitments was recorded and the allowance for credit losses - unfunded loan commitments was $12.1 million as of September 30, 2020, compared to $10.6 million as of June 30, 2020.

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Core deposits increased 3% to $11.30 billion at September 30, 2020, compared to $10.97 billion at June 30, 2020, and increased 33% compared to $8.51 billion a year ago.  Core deposits (non-interest-bearing and interest-bearing transaction and savings accounts) represented 93% of total deposits at September 30, 2020.

•	Dividends to shareholders were $0.41 per share in the quarter ended September 30, 2020.
•	Common shareholders’ equity per share increased 1% to $46.83 at September 30, 2020, compared to $46.22 at the preceding quarter end, and increased 5% from $44.80 a year ago.
•	Tangible common shareholders’ equity per share* increased 2% to $35.56 at September 30, 2020, compared to $34.89 at the preceding quarter end, and increased 4% from $34.10 a year ago.

*Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets (both of which exclude goodwill and other intangible assets, net), and references to adjusted revenue (which excludes fair value adjustments and net gain (loss) on the sale of securities from the total of net interest income before provision for loan losses and non-interest income) and the adjusted efficiency ratio (which excludes acquisition-related expenses, COVID-19 expenses, amortization of core deposit intangibles, real estate owned gain (loss), Federal Home Loan Bank (FHLB) prepayment penalties and state/municipal taxes from non-interest expense divided by adjusted revenue) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  See also Non-GAAP Financial Measures reconciliation tables on the last two pages of this press release.

Significant Recent Initiatives and Events
On September 25, 2020, Banner completed the consolidation of six branches.  In addition, Banner has made the decision to consolidate another 14 branches in December of 2020. Client adoption of mobile and digital banking accelerated during the second and third quarters, while physical branch

BANR - Third Quarter 2020 Results
October 21, 2020

transaction volume declined. We believe this shift in client service delivery channel preference will sustain after the pandemic social distancing related restrictions have ended.
On July 22, 2020, Banner announced plans to merge Islanders Bank into Banner Bank.  Regulatory approvals for the merger were received in October 2020, and the merger is expected to be completed in the first quarter of 2021.
On November 1, 2019, Banner completed the acquisition of AltaPacific Bancorp (AltaPacific) and its wholly-owned subsidiary, AltaPacific Bank, of Santa Rosa, California.  At closing, AltaPacific Bank had six branch locations, including one in Northern California and five in Southern California.  Pursuant to the previously announced terms, AltaPacific shareholders received 0.2712 shares of Banner common stock in exchange for each share of AltaPacific common stock, plus cash in lieu of any fractional shares and cash to buyout AltaPacific stock options for a total consideration paid of $87.6 million.
The AltaPacific merger was accounted for using the acquisition method of accounting.  Accordingly, the assets (including identifiable intangible assets) and the liabilities of AltaPacific were measured at their respective estimated fair values as of the merger date.  The excess of the purchase price over the fair value of the net assets acquired was attributed to goodwill.  The fair value on the merger date represents management's best estimates based on available information and facts and circumstances in existence on the merger date.  The acquisition accounting is subject to adjustment within a measurement period of one year from the acquisition date.  The acquisition provided $425.7 million of assets, $332.4 million of loans, and $313.4 million of deposits to Banner.  During the first quarter of 2020, Banner completed the integration of AltaPacific systems into Banner’s core systems and closure of overlapping branches.
Income Statement Review
Net interest income, before the provision for credit losses, was $121.0 million in the third quarter of 2020, compared to $119.6 million in the preceding quarter and $116.6 million in the third quarter a year ago.
Banner’s net interest margin on a tax equivalent basis was 3.72% for the third quarter of 2020, a 15 basis-point decrease compared to 3.87% in the preceding quarter and a 57 basis-point decrease compared to 4.29% in the third quarter a year ago.
“During the quarter, the low interest rate environment putting downward pressure on adjustable rate instruments combined with the impact of the low loan yields of the SBA PPP loan portfolio, and growth in core deposits, resulting in significant growth in low yielding interest-bearing deposits, adversely impacted our net interest margin,” said Grescovich.  Acquisition accounting adjustments added seven basis points to the net interest margin in both the current quarter and in the preceding quarter and six basis points in the third quarter a year ago.  The total purchase discount for acquired loans was $17.9 million at September 30, 2020, compared to $20.2 million at June 30, 2020, and $21.3 million at September 30, 2019.  In the first nine months of the year, Banner’s net interest margin on a tax equivalent basis was 3.93% compared to 4.38% in the first nine months of 2019.
Average interest-earning asset yields decreased 18 basis points to 3.98% in the third quarter compared to 4.16% for the preceding quarter and decreased 85 basis points compared to 4.83% in the third quarter a year ago.  Average loan yields decreased ten basis points to 4.47% compared to 4.57% in the preceding quarter and decreased 77 basis points compared to 5.24% in the third quarter a year ago.  Loan discount accretion added nine basis points to loan yields in the third quarter of 2020, compared to eight basis points in the preceding quarter and seven basis points in the third quarter a year ago.  Deposit costs were 0.17% in the third quarter of 2020, a six basis-point decrease compared to the preceding quarter and a 25 basis-point decrease compared to the third quarter a year ago.  The decrease in deposit costs during the current quarter compared to the preceding quarter was primarily the result of decreases in market interest rates earlier this year, as changes in the average rate paid on interest-bearing deposits tend to lag changes in market interest rates.  The total cost of funds was 0.27% during the third quarter of 2020, a four basis-point decrease compared to the preceding quarter and a 30 basis-point decrease compared to the third quarter a year ago.
Banner recorded a $13.6 million provision for credit losses in the current quarter, compared to $29.5 million in the prior quarter and $2.0 million in the same quarter a year ago as calculated under the prior incurred loss methodology.  The provisions for the current and preceding quarters reflect expected lifetime credit losses based upon the current conditions and the potential effects from forecasted deterioration of economic metrics due to the COVID-19 pandemic based on the outlook as of September 30, 2020 and June 30, 2020, respectively.
Total non-interest income was $28.2 million in the third quarter of 2020, compared to $27.7 million in the preceding quarter and $20.9 million in the third quarter a year ago.  Deposit fees and other service charges were $8.7 million in the third quarter of 2020, compared to $7.5 million in the preceding quarter and $10.3 million in the third quarter a year ago.  The decrease in deposit fees and other service charges from the third quarter a year ago is primarily a result of fee waivers and reduced transaction deposit account activity since the start of the COVID-19 pandemic.  Mortgage banking revenues, including gains on one- to four-family and multifamily loan sales and loan servicing fees, increased to $16.6 million in the third quarter, compared to $14.1 million in the preceding quarter and $6.6 million in the third quarter of 2019.  The higher mortgage banking revenue quarter-over-quarter primarily reflects an increase in the gain on sale spread on one- to four-family held for sale loans.  The increases compared to the third quarter of 2019 were primarily due to increased production of one- to four-family held-for-sale loans due to increased production related to refinance activity as well as increased gains on the sale of multifamily held-for-sale loans.  Home purchase activity accounted for 56% of one- to four-family mortgage loan originations in the third quarter of 2020, compared to 42% in the prior quarter and 56% in the third quarter of 2019.  In the first nine months of 2020, total non-interest income increased 22% to $75.1 million, compared to $61.7 million in the first nine months of 2019.
Banner’s third quarter 2020 results included a $37,000 net gain for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of certain investment securities held for trading as a result of the tightening of market spreads during the quarter, and a $644,000 net gain on the sale of securities, primarily as a result of the gain recognized on the sale of our Visa Class B shares.  In the preceding quarter, results included a $2.2 million net gain for fair value adjustments and a $93,000 net gain on the sale of securities.  In the third quarter a year ago, results included a $69,000 net loss for fair value adjustments and a $2,000 net loss on the sale of securities.

BANR - Third Quarter 2020 Results
October 21, 2020

Banner’s total revenue increased 1% to $149.2 million for the third quarter of 2020, compared to $147.3 million in the preceding quarter, and increased 9% compared to $137.5 million in the third quarter a year ago.  Year-to-date, total revenues increased 6% to $435.0 million compared to $411.1 million for the same period one year earlier.  Adjusted revenue* (the total of net interest income before provision for credit losses and total non-interest income excluding the net gain and loss on the sale of securities and the net change in valuation of financial instruments) was $148.6 million in the third quarter of 2020, compared to $145.0 million in the preceding quarter and $137.6 million in the third quarter of 2019.  In the first nine months of the year, adjusted revenue* was $436.5 million, compared to $411.3 million in the first nine months of 2019.
Total non-interest expense was $91.6 million in the third quarter of 2020, compared to $89.6 million in the preceding quarter and $87.3 million in the third quarter of 2019.  The increase in non-interest expense reflects an increase in the provision for credit losses - unfunded commitments in the current quarter.  The current quarter includes a $1.5 million of provision for credit losses - unfunded loan commitments compared to a $905,000 recapture of provision for the prior quarter and no provision for the year ago quarter.  A reduction in capitalized loan origination costs during third quarter of 2020, primarily related to the decline in the origination of SBA PPP loans compared to the prior quarter, also contributed to the quarter-over-quarter increase in non-interest expense.  The decrease in COVID-19 expenses during the current quarter as well as lower salary and employee benefits as a result of lower medical claims partially offset these increases.  The year-over-year increase also reflects an FDIC credit of $2.7 million for previously paid deposit insurance premiums which resulted in a net deposit insurance benefit of $1.6 million for the quarter ended September 30, 2019.  Acquisition-related expenses were $5,000 for the third quarter of 2020, compared to $336,000 for the preceding quarter and $676,000 in the third quarter a year ago.  Year-to-date, total non-interest expense was $276.4 million, compared to $264.0 million in the same period a year earlier.  Banner’s efficiency ratio was 61.35% for the current quarter, compared to 60.85% in the preceding quarter and 63.50% in the year ago quarter.  Banner’s adjusted efficiency ratio* was 59.05% for the current quarter, compared to 57.95% in the preceding quarter and 60.71% in the year ago quarter.
For the third quarter of 2020, Banner had $7.5 million in state and federal income tax expense for an effective tax rate of 17.0%, reflecting the benefits from tax exempt income.  Banner’s statutory income tax rate is 23.5%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.

Balance Sheet Review
Total assets increased 2% to $14.64 billion at September 30, 2020, compared to $14.41 billion at June 30, 2020, and increased 21% when compared to $12.10 billion at September 30, 2019.  The total of securities and interest-bearing deposits held at other banks was $2.63 billion at September 30, 2020, compared to $2.30 billion at June 30, 2020 and $1.87 billion at September 30, 2019.  The average effective duration of Banner's securities portfolio was approximately 4.0 years at September 30, 2020, compared to 3.1 years at September 30, 2019.
Net loans receivable decreased 1% to $10.00 billion at September 30, 2020, compared to $10.13 billion at June 30, 2020, and increased 14% when compared to $8.74 billion at September 30, 2019.  The year-over-year increase in net loans reflects the origination of SBA PPP loans, primarily during the second quarter of 2020, which totaled $1.15 billion as of September 30, 2020 and also included $332.4 million of portfolio loans acquired in the AltaPacific acquisition during the fourth quarter of 2019.  Commercial real estate and multifamily real estate loans decreased to $4.07 billion at September 30, 2020, compared to $4.11 billion at June 30, 2020, and increased 11% compared to $3.67 billion a year ago.  Commercial business loans decreased 1% to $3.11 billion at September 30, 2020, compared to $3.15 billion at June 30, 2020, and increased 52% compared to $2.05 billion a year ago primarily due to SBA PPP loans.  Agricultural business loans decreased to $326.2 million at September 30, 2020, compared to $328.1 million three months earlier and $356.0 million a year ago.  Total construction, land and land development loans were $1.27 billion at September 30, 2020, a 3% increase from $1.24 billion at June 30, 2020, and a 9% increase compared to $1.16 billion a year earlier.  Consumer loans decreased to $622.8 million at September 30, 2020, compared to $642.4 million at June 30, 2020, and $685.1 million a year ago.  One- to four-family loans decreased to $771.4 million at September 30, 2020, compared to $817.8 million at June 30, 2020, and $909.0 million a year ago.
Loans held for sale were $185.9 million at September 30, 2020, compared to $258.7 million at June 30, 2020, and $244.9 million at September 30, 2019.  The volume of one- to four- family residential mortgage loans sold was $327.7 million in the current quarter, compared to $292.4 million in the preceding quarter and $204.6 million in the third quarter a year ago.  During the third quarter of 2020, Banner sold $108.6 million in multifamily loans compared to $3.1 million in the preceding quarter and $79.4 million in the third quarter a year ago.  The lower level of multifamily loan sales in the second quarter of 2020 reflects a temporary disruption in the secondary market for multifamily loans as a result of the COVID-19 pandemic.
Total deposits increased 2% to $12.22 billion at September 30, 2020, compared to $12.02 billion at June 30, 2020, and increased 26% when compared to $9.73 billion a year ago.  The year-over-year increase in total deposits was due primarily to SBA PPP loan funds deposited into client accounts and an increase in deposits accounts due to changes in spending habits during the COVID-19 pandemic.  The year-over-year increase in deposits also included $313.4 million in deposits acquired in the AltaPacific acquisition during the fourth quarter of 2019.  Non-interest-bearing account balances increased 2% to $5.41 billion at September 30, 2020, compared to $5.28 billion at June 30, 2020, and increased 39% compared to $3.89 billion a year ago.  Core deposits increased 3% from the prior quarter and increased 33% compared to a year ago and represented 93% of total deposits at September 30, 2020, compared to 91% at June 30, 2020.  Certificates of deposit decreased 12% to $915.4 million at September 30, 2020, compared to $1.04 billion at June 30, 2020, and decreased 25% compared to $1.22 billion a year earlier.  Banner had no brokered deposits at September 30, 2020, compared to $119.4 million in brokered deposits at June 30, 2020 and $299.5 million a year ago.  FHLB borrowings totaled $150.0 million at September 30, 2020, compared to $150.0 million at June 30, 2020, and $382.0 million a year earlier.
At September 30, 2020, total common shareholders’ equity was $1.65 billion, or 11.25% of assets, compared to $1.63 billion or 11.28% of assets at June 30, 2020, and $1.53 billion or 12.65% of assets a year ago.  At September 30, 2020, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.25 billion, or 8.78% of tangible assets*, compared to $1.23 billion, or 8.76% of tangible assets, at June 30, 2020, and $1.17 billion, or 9.93% of tangible assets, a year ago.  Banner’s tangible book value per share* increased to $35.56 at September 30, 2020, compared to $34.10 per share a year ago.

BANR - Third Quarter 2020 Results
October 21, 2020

Banner and its subsidiary banks continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.”  At September 30, 2020, Banner's common equity Tier 1 capital ratio was 11.13%, its Tier 1 leverage capital to average assets ratio was 9.56%, and its total capital to risk-weighted assets ratio was 14.65%.
Credit Quality
The allowance for credit losses - loans was $168.0 million at September 30, 2020, or 1.65% of total loans receivable outstanding and 482% of non-performing loans, compared to $156.4 million at June 30, 2020, or 1.52% of total loans receivable outstanding and 418% of non-performing loans, and $97.8 million at September 30, 2019, or 1.11% of total loans receivable outstanding and 536% of non-performing loans.  In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments which was $12.1 million at September 30, 2020, compared to $10.6 million at June 30, 2020 and $2.6 million at September 30, 2019.  Net loan charge-offs totaled $2.0 million in the third quarter of 2020, compared to net loan charge-offs of $3.7 million in the preceding quarter and $2.5 million of net charge-offs in the third quarter a year ago.  Banner recorded a $13.6 million provision for credit losses in the current quarter, compared to $29.5 million in the prior quarter and $2.0 million in the year ago quarter primarily due to the further deterioration in economic variables, as a result of the COVID-19 pandemic, utilized to forecast credit losses.  Non-performing loans were $34.8 million at September 30, 2020, compared to $37.4 million at June 30, 2020, and $18.3 million a year ago.  Real estate owned and other repossessed assets were $1.8 million at September 30, 2020, compared to $2.4 million at June 30, 2020, and $343,000 a year ago.
In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net purchase discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses.  Credit discounts are included in the determination of fair value, and as a result, no allowance for credit losses is recorded for acquired loans at the acquisition date.  At September 30, 2020, the total purchase discount for acquired loans was $17.9 million.
Banner’s total substandard loans were $423.2 million at September 30, 2020, compared to $359.8 million at June 30, 2020, and $113.2 million a year ago.  The increase in substandard loans during the most recent quarters primarily reflects Banner proactively downgrading loans in industries most at risk due to COVID-19.
Banner’s total non-performing assets were $36.7 million, or 0.25% of total assets, at September 30, 2020, compared to $39.9 million, or 0.28% of total assets, at June 30, 2020, and $18.6 million, or 0.15% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday, October 22, 2020, at 8:00 a.m. PDT, to discuss its third quarter results.  To listen to the call on-line, go to www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for one week at (877) 344-7529 using access code 10147897, or at www.bannerbank.com.
About the Company
Banner Corporation is a $14.64 billion bank holding company operating two commercial banks in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.
Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner.  Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
The COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1)  the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (2) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) fluctuations in real estate values; (7) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) the ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (11) the costs, effects and outcomes of litigation;

BANR - Third Quarter 2020 Results
October 21, 2020

(12) legislation or regulatory changes, including but not limited to the impact of the Dodd-Frank Act and regulations adopted thereunder, changes in regulatory capital requirements pursuant to the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) future acquisitions by Banner of other depository institutions or lines of business; (15) future goodwill impairment due to changes in Banner’s business, changes in market conditions, including as a result of the COVID-19 pandemic or other factors; and (16) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.

BANR - Third Quarter 2020 Results
October 21, 2020

RESULTS OF OPERATIONS	Quarters Ended			Nine Months Ended
(in thousands except shares and per share data)	Sep 30, 2020	June 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019

INTEREST INCOME:
Loans receivable	$116,716	$115,173	$118,096	$350,815	$350,558
Mortgage-backed securities	7,234	7,983	9,415	24,354	29,716
Securities and cash equivalents	5,631	5,591	3,925	14,824	11,996
	129,581	128,747	131,436	389,993	392,270
INTEREST EXPENSE:
Deposits	5,179	6,694	10,014	20,623	27,680
Federal Home Loan Bank advances	988	984	3,107	4,036	9,953
Other borrowings	128	238	82	482	209
Junior subordinated debentures and subordinated notes	2,260	1,251	1,612	4,988	5,008
	8,555	9,167	14,815	30,129	42,850
Net interest income before provision for credit losses	121,026	119,580	116,621	359,864	349,420
PROVISION FOR CREDIT LOSSES	13,641	29,528	2,000	64,917	6,000
Net interest income	107,385	90,052	114,621	294,947	343,420
NON-INTEREST INCOME:
Deposit fees and other service charges	8,742	7,546	10,331	26,091	36,995
Mortgage banking operations	16,562	14,138	6,616	40,891	15,967
Bank-owned life insurance	1,286	2,317	1,076	4,653	3,475
Miscellaneous	951	1,427	2,914	5,017	5,431
	27,541	25,428	20,937	76,652	61,868
Net gain (loss) on sale of securities	644	93	(2)	815	(29)
Net change in valuation of financial instruments carried at fair value	37	2,199	(69)	(2,360)	(172)
Total non-interest income	28,222	27,720	20,866	75,107	61,667
NON-INTEREST EXPENSE:
Salary and employee benefits	61,171	63,415	59,090	184,494	169,359
Less capitalized loan origination costs	(8,517)	(11,110)	(7,889)	(25,433)	(20,137)
Occupancy and equipment	13,022	12,985	12,566	39,114	39,013
Information / computer data services	6,090	6,084	5,657	17,984	16,256
Payment and card processing services	4,044	3,851	4,330	12,135	12,355
Professional and legal expenses	2,368	2,163	2,704	6,450	7,474
Advertising and marketing	1,105	652	2,221	3,584	5,815
Deposit insurance expense	1,628	1,705	(1,604)	4,968	1,232
State/municipal business and use taxes	1,196	1,104	1,011	3,284	2,963
Real estate operations	(11)	4	126	93	263
Amortization of core deposit intangibles	1,864	2,002	1,985	5,867	6,090
Provision/(recapture) for credit losses - unfunded loan commitments	1,539	(905)	—	2,356	—
Miscellaneous	5,285	5,199	6,435	16,841	20,230
	90,784	87,149	86,632	271,737	260,913
COVID-19 expenses	778	2,152	—	3,169	—
Acquisition-related expenses	5	336	676	1,483	3,125
Total non-interest expense	91,567	89,637	87,308	276,389	264,038
Income before provision for income taxes	44,040	28,135	48,179	93,665	141,049
PROVISION FOR INCOME TAXES	7,492	4,594	8,602	16,694	28,426
NET INCOME	$36,548	$23,541	$39,577	$76,971	$112,623
Earnings per share available to common shareholders:
Basic	$1.04	$0.67	$1.15	$2.18	$3.24
Diluted	$1.03	$0.67	$1.15	$2.17	$3.23
Cumulative dividends declared per common share	$0.41	$—	$0.41	$0.82	$1.23
Weighted average common shares outstanding:
Basic	35,193,109	35,189,260	34,407,462	35,285,567	34,760,607
Diluted	35,316,679	35,283,690	34,497,994	35,524,771	34,850,006
Increase (decrease) in common shares outstanding	669	55,440	(400,286)	(593,008)	(1,009,415)

BANR - Third Quarter 2020 Results
October 21, 2020

FINANCIAL CONDITION					Percentage Change
(in thousands except shares and per share data)	Sep 30, 2020	June 30, 2020	Dec 31, 2019	Sep 30, 2019	Prior Qtr	Prior Yr Qtr

ASSETS
Cash and due from banks	$289,144	$291,036	$234,359	$250,671	(0.7)%	15.3%
Interest-bearing deposits	416,394	128,938	73,376	73,785	222.9%	464.3%
Total cash and cash equivalents	705,538	419,974	307,735	324,456	68.0%	117.5%
Securities - trading	23,276	23,239	25,636	25,672	0.2%	(9.3)%
Securities - available for sale	1,758,384	1,706,781	1,551,557	1,539,908	3.0%	14.2%
Securities - held to maturity	429,033	441,075	236,094	230,056	(2.7)%	86.5%
Total securities	2,210,693	2,171,095	1,813,287	1,795,636	1.8%	23.1%
Equity securities	450,255	340,052	—	—	32.4%	nm
Federal Home Loan Bank stock	16,363	16,363	28,342	25,623	—%	(36.1)%
Loans held for sale	185,938	258,700	210,447	244,889	(28.1)%	(24.1)%
Loans receivable	10,163,917	10,283,999	9,305,357	8,835,368	(1.2)%	15.0%
Allowance for credit losses - loans	(167,965)	(156,352)	(100,559)	(97,801)	7.4%	71.7%
Net loans receivable	9,995,952	10,127,647	9,204,798	8,737,567	(1.3)%	14.4%
Accrued interest receivable	48,321	48,806	37,962	40,033	(1.0)%	20.7%
Real estate owned held for sale, net	1,795	2,400	814	228	(25.2)%	687.3%
Property and equipment, net	171,576	173,360	178,008	171,279	(1.0)%	0.2%
Goodwill	373,121	373,121	373,121	339,154	—%	10.0%
Other intangibles, net	23,291	25,155	29,158	26,610	(7.4)%	(12.5)%
Bank-owned life insurance	191,755	190,468	192,088	179,076	0.7%	7.1%
Other assets	267,477	258,466	228,271	213,291	3.5%	25.4%
Total assets	$14,642,075	$14,405,607	$12,604,031	$12,097,842	1.6%	21.0%
LIABILITIES
Deposits:
Non-interest-bearing	$5,412,570	$5,281,559	$3,945,000	$3,885,210	2.5%	39.3%
Interest-bearing transaction and savings accounts	5,887,419	5,692,715	4,983,238	4,624,970	3.4%	27.3%
Interest-bearing certificates	915,352	1,042,006	1,120,403	1,218,591	(12.2)%	(24.9)%
Total deposits	12,215,341	12,016,280	10,048,641	9,728,771	1.7%	25.6%
Advances from Federal Home Loan Bank	150,000	150,000	450,000	382,000	—%	(60.7)%
Customer repurchase agreements and other borrowings	176,983	166,084	118,474	120,014	6.6%	47.5%
Subordinated notes, net	98,114	98,140	—	—	—%	nm
Junior subordinated debentures at fair value	109,821	109,613	119,304	113,417	0.2%	(3.2)%
Accrued expenses and other liabilities	200,038	194,964	227,889	181,351	2.6%	10.3%
Deferred compensation	45,249	45,423	45,689	41,354	(0.4)%	9.4%
Total liabilities	12,995,546	12,780,504	11,009,997	10,566,907	1.7%	23.0%
SHAREHOLDERS’ EQUITY
Common stock	1,347,612	1,345,096	1,373,940	1,286,711	0.2%	4.7%
Retained earnings	222,959	201,448	186,838	203,704	10.7%	9.5%
Other components of shareholders’ equity	75,958	78,559	33,256	40,520	(3.3)%	87.5%
Total shareholders’ equity	1,646,529	1,625,103	1,594,034	1,530,935	1.3%	7.6%
Total liabilities and shareholders’ equity	$14,642,075	$14,405,607	$12,604,031	$12,097,842	1.6%	21.0%
Common Shares Issued:
Shares outstanding at end of period	35,158,568	35,157,899	35,751,576	34,173,357
Common shareholders’ equity per share (1)	$46.83	$46.22	$44.59	$44.80
Common shareholders’ tangible equity per share (1) (2)	$35.56	$34.89	$33.33	$34.10
Common shareholders’ tangible equity to tangible assets (2)	8.78%	8.76%	9.77%	9.93%
Consolidated Tier 1 leverage capital ratio	9.56%	9.83%	10.71%	10.70%
(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)
Common shareholders’ tangible equity excludes goodwill and other intangible assets.  Tangible assets exclude goodwill and other intangible assets.  These ratios represent non-GAAP financial measures.  See also Non-GAAP Financial Measures reconciliation tables on the final two pages of the press release tables.

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
					Percentage Change
LOANS	Sep 30, 2020	June 30, 2020	Dec 31, 2019	Sep 30, 2019	Prior Qtr	Prior Yr Qtr

Commercial real estate:
Owner-occupied	$1,049,877	$1,027,399	$980,021	$883,233	2.2%	18.9%
Investment properties	1,991,258	2,017,789	2,024,988	1,867,593	(1.3)%	6.6%
Small balance CRE	597,971	624,726	613,484	609,620	(4.3)%	(1.9)%
Multifamily real estate	426,659	437,201	388,388	314,447	(2.4)%	35.7%
Construction, land and land development:
Commercial construction	220,285	215,860	210,668	190,532	2.0%	15.6%
Multifamily construction	291,105	256,335	233,610	214,878	13.6%	35.5%
One- to four-family construction	518,085	528,966	544,308	507,674	(2.1)%	2.1%
Land and land development	240,803	235,602	245,530	250,681	2.2%	(3.9)%
Commercial business:
Commercial business	2,343,619	2,372,216	1,364,650	1,277,089	(1.2)%	83.5%
Small business scored	763,824	779,678	772,657	769,538	(2.0)%	(0.7)%
Agricultural business, including secured by farmland	326,169	328,077	337,271	355,994	(0.6)%	(8.4)%
One- to four-family residential	771,431	817,787	925,531	908,988	(5.7)%	(15.1)%
Consumer:
Consumer—home equity revolving lines of credit	504,523	515,603	519,336	534,876	(2.1)%	(5.7)%
Consumer—other	118,308	126,760	144,915	150,225	(6.7)%	(21.2)%
Total loans receivable	$10,163,917	$10,283,999	$9,305,357	$8,835,368	(1.2)%	15.0%
Restructured loans performing under their restructured terms	$5,790	$6,391	$6,466	$6,721
Loans 30 - 89 days past due and on accrual	$18,158	$20,807	$20,178	$11,496
Total delinquent loans (including loans on non-accrual), net	$37,464	$36,269	$38,322	$26,830
Total delinquent loans / Total loans receivable	0.37%	0.35%	0.41%	0.30%

LOANS BY GEOGRAPHIC LOCATION						Percentage Change
	Sep 30, 2020		June 30, 2020	Dec 31, 2019	Sep 30, 2019	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount	Amount

Washington	$4,767,113	46.8%	$4,787,550	$4,364,764	$4,313,972	(0.4)%	10.5%
California	2,316,739	22.8%	2,359,703	2,129,789	1,729,208	(1.8)%	34.0%
Oregon	1,858,465	18.3%	1,899,933	1,650,704	1,615,192	(2.2)%	15.1%
Idaho	576,983	5.7%	592,515	530,016	552,523	(2.6)%	4.4%
Utah	76,314	0.8%	67,929	60,958	62,197	12.3%	22.7%
Other	568,303	5.6%	576,369	569,126	562,276	(1.4)%	1.1%
Total loans receivable	$10,163,917	100.0%	$10,283,999	$9,305,357	$8,835,368	(1.2)%	15.0%

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

The following table shows loan originations (excluding loans held for sale) activity for the quarters ending September 30, 2020, June 30, 2020, and September 30, 2019.
LOAN ORIGINATIONS	Quarters Ended
	Sep 30, 2020	June 30, 2020	Sep 30, 2019
Commercial real estate	$74,400	$111,765	$106,690
Multifamily real estate	2,664	6,384	27,522
Construction and land	412,463	290,955	303,151
Commercial business	153,577	1,318,438	208,277
Agricultural business	16,990	16,293	10,993
One-to four-family residential	32,733	24,537	27,184
Consumer	132,100	126,653	99,823
Total loan originations (excluding loans held for sale)	$824,927	$1,895,025	$783,640

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Sep 30, 2020	June 30, 2020	Sep 30, 2019
ALLOWANCE FOR CREDIT LOSSES - LOANS
Balance, beginning of period	$156,352	$130,488	$98,254
Provision for credit losses - loans	13,641	29,524	2,000
Recoveries of loans previously charged off:
Commercial real estate	23	54	107
Construction and land	—	105	156
One- to four-family real estate	94	31	129
Commercial business	246	370	162
Agricultural business, including secured by farmland	—	22	2
Consumer	82	60	154
	445	642	710
Loans charged off:
Commercial real estate	(379)	—	(314)
Construction and land	—	(100)	—
One- to four-family real estate	(72)	—	(86)
Commercial business	(1,297)	(3,553)	(1,599)
Agricultural business, including secured by farmland	(492)	(62)	(741)
Consumer	(233)	(587)	(423)
	(2,473)	(4,302)	(3,163)
Net (charge-offs)/recoveries	(2,028)	(3,660)	(2,453)
Balance, end of period	$167,965	$156,352	$97,801
Net (charge-offs)/recoveries / Average loans receivable	(0.019)%	(0.036)%	(0.027)%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES - LOANS	Sep 30, 2020	June 30, 2020	Sep 30, 2019
Specific or allocated credit loss allowance:
Commercial real estate	$59,705	$53,166	$28,515
Multifamily real estate	3,256	3,504	4,283
Construction and land	39,477	36,916	22,569
One- to four-family real estate	12,868	12,746	4,569
Commercial business	35,369	33,870	21,147
Agricultural business, including secured by farmland	5,051	4,517	3,895
Consumer	12,239	11,633	8,441
Total allocated	167,965	156,352	93,419
Unallocated	—	—	4,382
Total allowance for credit losses - loans	$167,965	$156,352	$97,801
Allowance for credit losses - loans / Total loans receivable	1.65%	1.52%	1.11%
Allowance for credit losses - loans / Non-performing loans	482%	418%	536%

CHANGE IN THE	Sep 30, 2020	June 30, 2020	Sep 30, 2019
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$10,555	$11,460	$2,599
Provision/(recapture) for credit losses - unfunded loan commitments	1,539	(905)	—
Balance, end of period	$12,094	$10,555	$2,599

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Sep 30, 2020	June 30, 2020	Dec 31, 2019	Sep 30, 2019
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$7,824	$10,845	$5,952	$5,092
Multifamily	—	—	85	87
Construction and land	937	732	1,905	1,318
One- to four-family	2,978	2,942	3,410	3,007
Commercial business	14,867	18,486	23,015	3,035
Agricultural business, including secured by farmland	2,066	433	661	757
Consumer	2,896	2,412	2,473	2,473
	31,568	35,850	37,501	15,769
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	—	89	89
Construction and land	—	—	332	1,141
One- to four-family	2,649	472	877	652
Commercial business	425	1	401	358
Agricultural business, including secured by farmland	—	1,061	—	—
Consumer	181	36	398	247
	3,255	1,570	2,097	2,487
Total non-performing loans	34,823	37,420	39,598	18,256
Real estate owned (REO)	1,795	2,400	814	228
Other repossessed assets	37	47	122	115
Total non-performing assets	$36,655	$39,867	$40,534	$18,599
Total non-performing assets to total assets	0.25%	0.28%	0.32%	0.15%

	Sep 30, 2020	June 30, 2020	Dec 31, 2019	Sep 30, 2019
LOANS BY CREDIT RISK RATING

Pass	$9,699,098	$9,869,917	$9,130,662	$8,702,171
Special Mention	41,575	54,291	61,189	19,989
Substandard	423,244	359,791	113,448	113,150
Doubtful	—	—	58	58
Total	$10,163,917	$10,283,999	$9,305,357	$8,835,368

	Quarters Ended			Nine Months Ended
REAL ESTATE OWNED	Sep 30, 2020	June 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Balance, beginning of period	$2,400	$2,402	$2,513	$814	$2,611
Additions from loan foreclosures	—	—	48	1,588	109
Proceeds from dispositions of REO	(707)	(98)	(2,333)	(805)	(2,483)
Gain (loss) on sale of REO	120	96	—	216	(9)
Valuation adjustments in the period	(18)	—	—	(18)	—
Balance, end of period	$1,795	$2,400	$228	$1,795	$228

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION					Percentage Change
	Sep 30, 2020	June 30, 2020	Dec 31, 2019	Sep 30, 2019	Prior Qtr	Prior Yr Qtr

Non-interest-bearing	$5,412,570	$5,281,559	$3,945,000	$3,885,210	2.5%	39.3%
Interest-bearing checking	1,434,224	1,399,593	1,280,003	1,209,826	2.5%	18.5%
Regular savings accounts	2,332,287	2,197,790	1,934,041	1,863,839	6.1%	25.1%
Money market accounts	2,120,908	2,095,332	1,769,194	1,551,305	1.2%	36.7%
Total interest-bearing transaction and savings accounts	5,887,419	5,692,715	4,983,238	4,624,970	3.4%	27.3%
Total core deposits	11,299,989	10,974,274	8,928,238	8,510,180	3.0%	32.8%
Interest-bearing certificates	915,352	1,042,006	1,120,403	1,218,591	(12.2)%	(24.9)%
Total deposits	$12,215,341	$12,016,280	$10,048,641	$9,728,771	1.7%	25.6%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Sep 30, 2020		June 30, 2020	Dec 31, 2019	Sep 30, 2019	Percentage Change
	Amount	Percentage	Amount	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$6,820,329	55.8%	$6,765,186	$5,861,809	$5,833,547	0.8%	16.9%
Oregon	2,486,760	20.4%	2,440,617	2,006,163	1,990,155	1.9%	25.0%
California	2,254,681	18.4%	2,224,477	1,698,289	1,429,939	1.4%	57.7%
Idaho	653,571	5.4%	586,000	482,380	475,130	11.5%	37.6%
Total deposits	$12,215,341	100.0%	$12,016,280	$10,048,641	$9,728,771	1.7%	25.6%

INCLUDED IN TOTAL DEPOSITS	Sep 30, 2020	June 30, 2020	Dec 31, 2019	Sep 30, 2019
Public non-interest-bearing accounts	$142,415	$139,133	$111,015	$114,879
Public interest-bearing transaction & savings accounts	117,514	136,039	133,403	119,729
Public interest-bearing certificates	54,219	56,609	35,184	26,609
Total public deposits	$314,148	$331,781	$279,602	$261,217
Total brokered deposits	$—	$119,399	$202,884	$299,496

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
REGULATORY CAPITAL RATIOS AS OF SEPTEMBER 30, 2020	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,574,737	14.65%	$859,979	8.00%	$1,074,974	10.00%
Tier 1 capital to risk-weighted assets	1,340,173	12.47%	644,985	6.00%	644,985	6.00%
Tier 1 leverage capital to average assets	1,340,173	9.56%	560,816	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,196,673	11.13%	483,738	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,409,158	13.34%	845,076	8.00%	1,056,344	10.00%
Tier 1 capital to risk-weighted assets	1,276,928	12.09%	633,807	6.00%	845,076	8.00%
Tier 1 leverage capital to average assets	1,276,928	9.31%	548,867	4.00%	686,083	5.00%
Common equity tier 1 capital to risk-weighted assets	1,276,928	12.09%	475,355	4.50%	686,624	6.50%
Islanders Bank:
Total capital to risk-weighted assets	29,516	15.14%	15,594	8.00%	19,493	10.00%
Tier 1 capital to risk-weighted assets	27,077	13.89%	11,696	6.00%	15,594	8.00%
Tier 1 leverage capital to average assets	27,077	8.15%	13,289	4.00%	16,611	5.00%
Common equity tier 1 capital to risk-weighted assets	27,077	13.89%	8,772	4.50%	12,671	6.50%

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$161,385	$1,535	3.78%	$152,636	$1,451	3.82%	$154,529	$1,607	4.13%
Mortgage loans	7,339,181	88,011	4.77%	7,314,125	87,172	4.79%	6,872,426	90,268	5.21%
Commercial/agricultural loans	2,862,291	26,396	3.67%	2,599,878	25,200	3.90%	1,809,397	24,319	5.33%
Consumer and other loans	140,493	2,195	6.22%	152,438	2,361	6.23%	173,342	2,791	6.39%
Total loans(1)(3)	10,503,350	118,137	4.47%	10,219,077	116,184	4.57%	9,009,694	118,985	5.24%
Mortgage-backed securities	1,250,759	7,333	2.33%	1,286,223	8,083	2.53%	1,358,448	9,484	2.77%
Other securities	884,916	6,036	2.71%	787,957	5,859	2.99%	414,994	3,378	3.23%
Equity securities	379,483	186	0.19%	114,349	123	0.43%	—	—	—%
Interest-bearing deposits with banks	171,894	123	0.28%	212,502	172	0.33%	82,836	489	2.34%
FHLB stock	16,363	163	3.96%	16,620	300	7.26%	29,400	378	5.10%
Total investment securities (3)	2,703,415	13,841	2.04%	2,417,651	14,537	2.42%	1,885,678	13,729	2.89%
Total interest-earning assets	13,206,765	131,978	3.98%	12,636,728	130,721	4.16%	10,895,372	132,714	4.83%
Non-interest-earning assets	1,259,816			1,245,626			1,078,621
Total assets	$14,466,581			$13,882,354			$11,973,993
Deposits:
Interest-bearing checking accounts	$1,413,085	321	0.09%	$1,376,710	374	0.11%	$1,194,633	621	0.21%
Savings accounts	2,251,294	813	0.14%	2,108,896	998	0.19%	1,854,967	2,244	0.48%
Money market accounts	2,096,037	1,224	0.23%	1,979,419	1,565	0.32%	1,542,264	2,944	0.76%
Certificates of deposit	966,028	2,821	1.16%	1,117,547	3,757	1.35%	1,155,710	4,205	1.44%
Total interest-bearing deposits	6,726,444	5,179	0.31%	6,582,572	6,694	0.41%	5,747,574	10,014	0.69%
Non-interest-bearing deposits	5,340,688	—	—%	4,902,992	—	—%	3,786,143	—	—%
Total deposits	12,067,132	5,179	0.17%	11,485,564	6,694	0.23%	9,533,717	10,014	0.42%
Other interest-bearing liabilities:
FHLB advances	150,000	988	2.62%	156,374	984	2.53%	476,435	3,107	2.59%
Other borrowings	177,628	128	0.29%	285,735	238	0.34%	122,035	82	0.27%
Junior subordinated debentures and subordinated notes	247,944	2,260	3.63%	149,043	1,251	3.38%	140,212	1,612	4.56%
Total borrowings	575,572	3,376	2.33%	591,152	2,473	1.68%	738,682	4,801	2.58%
Total funding liabilities	12,642,704	8,555	0.27%	12,076,716	9,167	0.31%	10,272,399	14,815	0.57%
Other non-interest-bearing liabilities(2)	193,256			188,369			163,809
Total liabilities	12,835,960			12,265,085			10,436,208
Shareholders’ equity	1,630,621			1,617,269			1,537,785
Total liabilities and shareholders’ equity	$14,466,581			$13,882,354			$11,973,993
Net interest income/rate spread (tax equivalent)		$123,423	3.71%		$121,554	3.85%		$117,899	4.26%
Net interest margin (tax equivalent)			3.72%			3.87%			4.29%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,397)			(1,974)			(1,278)
Net interest income and margin, as reported		$121,026	3.65%		$119,580	3.81%		$116,621	4.25%
Additional Key Financial Ratios:
Return on average assets			1.01%			0.68%			1.31%
Return on average equity			8.92%			5.85%			10.21%
Average equity/average assets			11.27%			11.65%			12.84%
Average interest-earning assets/average interest-bearing liabilities			180.86%			176.15%			167.98%
Average interest-earning assets/average funding liabilities			104.46%			104.64%			106.06%
Non-interest income/average assets			0.78%			0.80%			0.69%
Non-interest expense/average assets			2.52%			2.60%			2.89%
Efficiency ratio(4)			61.35%			60.85%			63.50%
Adjusted efficiency ratio(5)			59.05%			57.95%			60.71%
(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)
Tax-exempt income is calculated on a tax equivalent basis.  The tax equivalent yield adjustment to interest earned on loans was $1.4 million, $1.0 million, and $889,000 for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively.  The tax equivalent yield adjustment to interest earned on tax exempt securities was $976,000, $963,000, and $389,000 for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively.

(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)	Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See the non-GAAP Financial Measures on the final two pages of the press release tables.

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest and Dividends	Yield/ Cost(3)	Average Balance	Interest and Dividends	Yield/ Cost(3)
Interest-earning assets:
Held for sale loans	$155,571	$4,506	3.87%	$100,273	$3,295	4.39%
Mortgage loans	7,321,206	268,244	4.89%	6,835,861	269,588	5.27%
Commercial/agricultural loans	2,450,234	74,555	4.06%	1,761,222	72,086	5.47%
Consumer and other loans	151,968	7,151	6.29%	178,792	8,545	6.39%
Total loans(1)(3)	10,078,979	354,456	4.70%	8,876,148	353,514	5.32%
Mortgage-backed securities	1,297,020	24,652	2.54%	1,368,081	29,785	2.91%
Other securities	710,967	15,205	2.86%	449,030	10,894	3.24%
Equity securities	165,395	309	0.25%	—	—	—%
Interest-bearing deposits with banks	159,065	688	0.58%	60,655	1,118	2.46%
FHLB stock	19,822	785	5.29%	30,679	1,031	4.49%
Total investment securities(3)	2,352,269	41,639	2.36%	1,908,445	42,828	3.00%
Total interest-earning assets	12,431,248	396,095	4.26%	10,784,593	396,342	4.91%
Non-interest-earning assets	1,232,997			1,053,180
Total assets	$13,664,245			$11,837,773
Deposits:
Interest-bearing checking accounts	$1,352,369	1,164	0.11%	$1,175,521	1,660	0.19%
Savings accounts	2,133,780	3,566	0.22%	1,853,671	6,283	0.45%
Money market accounts	1,940,096	5,228	0.36%	1,510,293	7,851	0.70%
Certificates of deposit	1,069,145	10,665	1.33%	1,171,363	11,886	1.36%
Total interest-bearing deposits	6,495,390	20,623	0.42%	5,710,848	27,680	0.65%
Non-interest-bearing deposits	4,738,559	—	—%	3,682,047	—	—%
Total deposits	11,233,949	20,623	0.25%	9,392,895	27,680	0.39%
Other interest-bearing liabilities:
FHLB advances	236,949	4,036	2.28%	508,247	9,953	2.62%
Other borrowings	195,977	482	0.33%	120,847	209	0.23%
Junior subordinated debentures and subordinated notes	181,886	4,988	3.66%	140,212	5,008	4.78%
Total borrowings	614,812	9,506	2.07%	769,306	15,170	2.64%
Total funding liabilities	11,848,761	30,129	0.34%	10,162,201	42,850	0.56%
Other non-interest-bearing liabilities(2)	197,912			155,771
Total liabilities	12,046,673			10,317,972
Shareholders’ equity	1,617,572			1,519,801
Total liabilities and shareholders’ equity	$13,664,245			$11,837,773
Net interest income/rate spread (tax equivalent)		$365,966	3.92%		$353,492	4.35%
Net interest margin (tax equivalent)			3.93%			4.38%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(6,102)			(4,072)
Net interest income and margin, as reported		$359,864	3.87%		$349,420	4.33%
Additional Key Financial Ratios:
Return on average assets			0.75%			1.27%
Return on average equity			6.36%			9.91%
Average equity/average assets			11.84%			12.84%
Average interest-earning assets/average interest-bearing liabilities		`	174.84%			166.42%
Average interest-earning assets/average funding liabilities			104.92%			106.12%
Non-interest income/average assets			0.73%			0.70%
Non-interest expense/average assets			2.70%			2.98%
Efficiency ratio(4)			63.54%			64.23%
Adjusted efficiency ratio(5)			60.13%			61.17%
(1)	Average balances include loans accounted for on a nonaccrual basis and loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)	Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)
Tax-exempt income is calculated on a tax equivalent basis.  The tax equivalent yield adjustment to interest earned on loans was $3.6 million and $3.0 million for the nine months ended September 30, 2020 and September 30, 2019, respectively.  The tax equivalent yield adjustment to interest earned on tax exempt securities was $2.5 million and $1.1 million for the nine months ended September 30, 2020 and September 30, 2019, respectively.

(4)	Non-interest expense divided by the total of net interest income (before provision for loan losses) and non-interest income.
(5)	Adjusted non-interest expense divided by adjusted revenue. These represent non-GAAP financial measures. See the non-GAAP Financial Measures on the final two pages of the press release tables.

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers.  However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.  Where applicable, comparable earnings information using GAAP financial measures is also presented.  Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended			Nine Months Ended
	Sep 30, 2020	June 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Net interest income before provision for credit losses	$121,026	$119,580	$116,621	$359,864	$349,420
Total non-interest income	28,222	27,720	20,866	75,107	61,667
Total GAAP revenue	149,248	147,300	137,487	434,971	411,087
Exclude net (gain) loss on sale of securities	(644)	(93)	2	(815)	29
Exclude net change in valuation of financial instruments carried at fair value	(37)	(2,199)	69	2,360	172
Adjusted revenue (non-GAAP)	$148,567	$145,008	$137,558	$436,516	$411,288

ADJUSTED EARNINGS	Quarters Ended			Nine Months Ended
	Sep 30, 2020	June 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Net income (GAAP)	$36,548	$23,541	$39,577	$76,971	$112,623
Exclude net (gain) loss on sale of securities	(644)	(93)	2	(815)	29
Exclude net change in valuation of financial instruments carried at fair value	(37)	(2,199)	69	2,360	172
Exclude acquisition-related expenses	5	336	676	1,483	3,125
Exclude COVID-19 expenses	778	2,152	—	3,169	—
Exclude related net tax benefit	(24)	(47)	(49)	(1,476)	(668)
Total adjusted earnings (non-GAAP)	$36,626	$23,690	$40,275	$81,692	$115,281

Diluted earnings per share (GAAP)	$1.03	$0.67	$1.15	$2.17	$3.23
Diluted adjusted earnings per share (non-GAAP)	$1.04	$0.67	$1.17	$2.30	$3.31

BANR - Third Quarter 2020 Results
October 21, 2020

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

ADJUSTED EFFICIENCY RATIO	Quarters Ended			Nine Months Ended
	Sep 30, 2020	June 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Non-interest expense (GAAP)	$91,567	$89,637	$87,308	$276,389	$264,038
Exclude acquisition-related expenses	(5)	(336)	(676)	(1,483)	(3,125)
Exclude COVID-19 expenses	(778)	(2,152)	—	(3,169)	—
Exclude CDI amortization	(1,864)	(2,002)	(1,985)	(5,867)	(6,090)
Exclude state/municipal tax expense	(1,196)	(1,104)	(1,011)	(3,284)	(2,963)
Exclude REO operations	11	(4)	(126)	(93)	(263)
Adjusted non-interest expense (non-GAAP)	$87,735	$84,039	$83,510	$262,493	$251,597

Net interest income before provision for credit losses (GAAP)	$121,026	$119,580	$116,621	$359,864	$349,420
Non-interest income (GAAP)	28,222	27,720	20,866	75,107	61,667
Total revenue	149,248	147,300	137,487	434,971	411,087
Exclude net (gain) loss on sale of securities	(644)	(93)	2	(815)	29
Exclude net change in valuation of financial instruments carried at fair value	(37)	(2,199)	69	2,360	172
Adjusted revenue (non-GAAP)	$148,567	$145,008	$137,558	$436,516	$411,288

Efficiency ratio (GAAP)	61.35%	60.85%	63.50%	63.54%	64.23%
Adjusted efficiency ratio (non-GAAP)	59.05%	57.95%	60.71%	60.13%	61.17%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS	Sep 30, 2020	June 30, 2020	Dec 31, 2019	Sep 30, 2019
Shareholders’ equity (GAAP)	$1,646,529	$1,625,103	$1,594,034	$1,530,935
Exclude goodwill and other intangible assets, net	396,412	398,276	402,279	365,764
Tangible common shareholders’ equity (non-GAAP)	$1,250,117	$1,226,827	$1,191,755	$1,165,171

Total assets (GAAP)	$14,642,075	$14,405,607	$12,604,031	$12,097,842
Exclude goodwill and other intangible assets, net	396,412	398,276	402,279	365,764
Total tangible assets (non-GAAP)	$14,245,663	$14,007,331	$12,201,752	$11,732,078
Common shareholders’ equity to total assets (GAAP)	11.25%	11.28%	12.65%	12.65%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	8.78%	8.76%	9.77%	9.93%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Tangible common shareholders’ equity (non-GAAP)	$1,250,117	$1,226,827	$1,191,755	$1,165,171
Common shares outstanding at end of period	35,158,568	35,157,899	35,751,576	34,173,357
Common shareholders’ equity (book value) per share (GAAP)	$46.83	$46.22	$44.59	$44.80
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$35.56	$34.89	$33.33	$34.10